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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Falcon Financial Investment Trust:

We consent to the incorporation by reference in this registration statement on Form S-8 of Falcon Financial Investment Trust of our report dated November 21, 2003, with respect to the statements of financial condition of Falcon Financial, LLC as of September 30, 2003 and 2002 and the related statements of operations, changes in members' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2003, which report is included in Falcon Financial Investment Trust's registration statement No. 333-108603 on Form S-11.

/s/ KPMG LLP

New York, New York
February 2, 2004

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  Exhibit 23.1